Exhibit 99.1

NUVERA COMMUNICATIONS AGREES TO SELL MINORITY STAKE IN FIBERCOMM TO IMON COMMUNICATION AS PART OF A TRANSACTION

New Ulm, January 12, 2023 – Nuvera Communications, Inc., today announced that it and the other owners of FiberComm will sell 100% of their interest in that company to ImOn Communications, subject to customary closing conditions, including regulatory approvals. Nuvera currently holds a 20% interest in FiberComm through its wholly owned subsidiary Peoples Telephone Company.

The decision to sell Sioux City, Iowa-based FiberComm is consistent with Nuvera’s continued focus on core assets.

“Focusing on our core assets enables Nuvera to make investments across the service area where we are directly serving customers,” said Glenn Zerbe, CEO of Nuvera. “We’re always evaluating our strategic investment portfolio and making decisions about non-core assets that allow us to accelerate business priorities.”

Nuvera is currently transforming its network to serve customers with symmetrical gig speeds through 100% fiber optics. In December 2021, Nuvera announced it would be investing $200 million to build fiber-to-the-home in the communities it serves, including Cherokee and Buena Vista Counties in Iowa.

FiberComm became part of the Nuvera portfolio with Nuvera’s acquisition of Peoples Telephone Company in 1983. Nuvera expects to recognize a net gain on book value from the sale of FiberComm. After the sale, Nuvera will continue to serve customers in the People’s Telephone Company service area.

The agreement by FiberComm’s owners to sell their interests in FiberComm to ImOn will go through a regulatory review process with final approval from the FCC. The parties expect the sale to close in 2023.

To learn more about Nuvera visit our new website.

Nuvera Media Contact

Joanna Hjelmeland

612-272-0177

About Nuvera

Nuvera Communications is a leading regional service provider headquartered in New Ulm, Minnesota. Nuvera’s state-of-the-art fiber network provides reliable and affordable residential internet service through both fiber-to-the neighborhood and newly expanding Gig-speed fiber-to-the-home services. Nuvera also provides business services including fiber internet, voice, hosting and managed services. Nuvera is a Fiber Minnesota partner that cooperatively enables connectivity for multi-location business customer locations, wireless towers and network connectivity to major internet connection transport points. Nuvera Communications, Inc. is a publically held corporation. For more information about Nuvera or to purchase stock, visit http://www.nuvera.net/investors.

About ImOn Communications

Headquartered in Cedar Rapids, Iowa, ImOn Communications is a leading broadband provider delivering ultra-high-speed, reliable internet, video and voice services to residential and commercial customers. ImOn’s growth and success over the past decades are thanks to its reputation for a cutting-edge network, exceptional customer service, experienced, knowledgeable, and friendly personnel, and superior products. ImOn’s philosophy is the same today as it was when the company started, to offer top quality products and services, provide the highest level of customer service, employ local people, and support the communities it serves, ImOn is headquartered and operated in Iowa and offers customers tremendous value and choice for services. For more information regarding ImOn Communications, visit www.ImOn.net.